UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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THE MED-DESIGN CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY PROXY MATERIALS

2810 Bunsen Avenue
Ventura, California 93003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD SEPTEMBER 16, 2005

To our Stockholders:
      NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of The Med-Design Corporation will be held at The Union League, Broad and Sansom Streets, Philadelphia, Pennsylvania, on Friday, September 16, 2005, at 1:00 p.m. local time, for the following purposes:

1. To elect the members of the Board of Directors.

2. To vote upon a proposal to authorize our board of directors, in its discretion, to amend our Restated Certificate of Incorporation to effect a reverse split of our outstanding common stock at an exchange ratio of 1-for-3.

3. To vote upon a proposal to ratify the appointment of BDO Seidman LLP as our independent registered public accounting firm for 2005.

4. To transact such other business as may properly come before the annual meeting or any adjournments thereof.
      Only stockholders of record at the close of business on July 26, 2005, the record date, are entitled to notice of, and to vote at, the meeting or any adjournments thereof.

By Order of the Board of Directors

Joseph N. Bongiovanni, III
Vice President and Secretary
August 17, 2005
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
VOTING AT THE ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PROPOSAL NO. 2 -- BOARD AUTHORIZATION TO EFFECT REVERSE STOCK SPLIT
PROPOSAL NO. 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT AND RELATED FEES
PERFORMANCE GRAPH
SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
STOCKHOLDER PROPOSALS
ANNEX A

2810 Bunsen Avenue
Ventura, California 93003

PROXY STATEMENT

       This proxy statement is being furnished to the stockholders of The Med-Design Corporation, a Delaware corporation, in connection with its 2005 Annual Meeting of Stockholders to be held on September 16, 2005. The annual meeting will be held at The Union League, Broad and Sansom Streets, Philadelphia, Pennsylvania at 1:00 p.m. local time. This proxy statement and the enclosed proxy are being mailed to stockholders on or about August 17, 2005.
      The enclosed proxy is being solicited by our Board of Directors. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to beneficial owners, will be borne by us. Proxies may be solicited, without additional compensation, by our officers and employees by mail, telephone, telefax, personal contact and other methods of communication. We may employ an outside firm to assist in the solicitation of proxies, and the cost, if any, for such services will be paid by us.
VOTING AT THE ANNUAL MEETING
Record Date; Proxies; Vote Required
      The Board of Directors has fixed the close of business on July 26, 2005 as the record date for the annual meeting. Only stockholders of record at the close of business on the record date are entitled to vote at the annual meeting. As of the record date, we had outstanding 16,749,486 shares of common stock, $.01 par value per share. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum for the transaction of business. Each stockholder is entitled to one vote for each share of common stock owned of record by such stockholder on the record date with respect to each matter to be voted on at the annual meeting.
      All shares entitled to vote and represented by properly executed proxies received prior to the annual meeting and not revoked will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted FOR the election of the nominees for election as director named in this proxy statement, FOR the proposal to authorize the Board of Directors to amend our Restated Certificate of Incorporation to effect a 1-for-3 stock split and FOR the proposal to ratify the appointment of BDO Seidman LLP as Med-Design’s independent registered public accounting firm for 2005. A stockholder may revoke his or her proxy at any time before it is exercised by written notice to the Secretary of Med-Design, by delivery of a later dated signed proxy or by voting in person at the annual meeting.
      The Board of Directors does not know of any other matter that may be brought before the annual meeting. However, if any such other matters are properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented thereby in accordance with their judgment on such matters.
      Election as a director requires a plurality of the votes present in person or represented by proxy at the annual meeting. This means that the eight nominees with the largest number of votes will be elected as directors. The proposal to authorize our Board of Directors, in its discretion, to amend our Restated Certificate of Incorporation to effect a reverse stock split requires the affirmative vote of a majority of the votes entitled to be cast by holders of all outstanding shares of our common stock. The proposal to ratify the appointment of BDO Seidman LLP as Med-Design’s independent registered public accounting firm for 2005 requires the affirmative vote of a majority of the votes present in person or represented by proxy at the annual meeting. With respect to any other matter that may properly be brought before the annual meeting, the affirmative vote of a majority of votes present in person or represented by proxy at the annual meeting is required to take action unless a greater percentage is required by Delaware law.
      For the purpose of determining the vote required for approval of matters to be voted on at the annual meeting, abstentions and broker non-votes will be counted as shares that are present for purposes of determining a quorum. With regard to the election of directors, votes may be cast in favor of a nominee or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on proposals other than the election of directors. For the proposal to amend our Restated Certificate of Incorporation and enable the board to effect the reverse stock split, abstentions and broker non-votes will have the effect of a negative vote. For the proposal to ratify the appointment of BDO Seidman LLP as Med-Design’s independent registered public accounting firm for 2005, abstentions will have the effect of a negative vote, while a broker non-vote will have no effect on the outcome of such proposal. “Broker non-votes” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that proposal and has not received instructions from the beneficial owner.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth as of July 6, 2005 (unless otherwise indicated) information with respect to the beneficial ownership of our common stock (i) by each person known to us to own beneficially five percent or more of our outstanding common stock (the only voting class outstanding), (ii) by each director and nominee for director, (iii) by each of the officers named in the Summary Compensation Table included in this report and (iv) by all executive officers, directors and nominees for director as a group.

	Number of Shares		Percent of Class
Name and Address	Beneficially Owned(1)		Beneficially Owned

Vincent J. Papa	102,000	(2)	*
Joseph N. Bongiovanni, III	132,000	(3)	*
Ralph Balzano	75,333	(4)	*
Paul D. Castignani	56,624	(5)	*
D. Walter Cohen	46,544	(6)	*
James M. Donegan	964,371	(7)	5.6%
Jack Olshansky	—		*
Ralph S. Sando, M.D.	—		*
Stephen E. Smith, Jr.	17,794	(8)	*
Pasquale L. Vallone	194,026	(9)	1.2%
Gilbert M. White	205,634	(10)	1.2%
David R. Dowsett	202,600	(11)	1.2%
Lawrence D. Ellis	138,200	(12)	*
State of Wisconsin Investment Board	2,347,500	(13)	14.0%
Evan Sturza	1,002,500	(14)	6.0%
Adage Capital Partners LP	1,726,893	(15)	10.1%
Pioneer Global Asset Management S.p.A.	1,563,000	(16)	9.3%
All current Directors and Officers as a group (12 persons)	2,135,126	(17)	11.9%

*	Less than one percent (1%)

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and currently exercisable, or exercisable within 60 days of July 6, 2005, are deemed outstanding for computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person.

(2)	Includes options to purchase 70,000 shares of common stock.

(3)	Includes options to purchase 119,000 shares of common stock.

(4)	Includes options to purchase 75,333 shares of common stock.

(5)	Includes options to purchase 52,544 shares of common stock.

(6)	Includes options to purchase 27,544 shares of common stock and warrants to purchase 18,000 shares of common stock.

(7)	Includes 1,600 shares of common stock held by Mr. Donegan as custodian for his son, and 425,800 shares underlying options. The address of Mr. Donegan is 840 King of Prussia Road, Radnor, Pennsylvania, 19087.

(8)	Includes options to purchase 17,794 shares of common stock.

(9)	Includes options to purchase 45,000 shares of common stock.

(10)	Includes 1,400 shares of common stock held by Mr. White’s spouse and options to purchase 50,000 shares of common stock.

(11)	Includes options to purchase 187,500 shares of common stock.

(12)	Includes options to purchase 112,200 shares of common stock and warrants to purchase 16,000 shares of common stock.

(13)	The information in this table is as of December 31, 2004. The principal business address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin, 53707. The information in the table and this note is based on Amendment No. 3 to Schedule 13G filed with Securities and Exchange Commission on February 8, 2005 by the State of Wisconsin Investment Board.

(14)	The principal business address of Mr. Sturza is 1370 Avenue of the Americas, 27th Floor, New York, New York, 10019. The information in the table and this note is based on the Schedule 13G filed with the Securities and Exchange Commission on October 1, 2004 by Mr. Sturza.

(15)	The shares listed include shares underlying warrants to purchase 335,998 shares of common stock. Adage Capital Partners, L.P., a Delaware limited partnership (“Adage”), shares voting and investment power as to the shares listed with Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“Adage GP”), Adage Capital Advisors, L.L.C., a Delaware limited liability company (“Adage Advisors”), Robert Atchinson and Phillip Gross. Adage GP is the general partner of Adage, Adage Advisors is the managing member of Adage GP and Messrs. Atchinson and Gross are the managing members of Adage Advisors. The principal business address of Adage, Adage GP, Adage Advisors, Mr. Atchinson and Mr. Gross is 200 Clarendon Street, Boston, Massachusetts, 02116. The information in the table and this note is based on Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Adage GP and Messrs. Atchinson and Gross.

(16)	The principal business address of Pioneer Global Asset Management S.p.A. is Galleria San Carlo 6, 20122 Milan, Italy. The information in the table and this note is based on Schedule 13G filed with the Securities and Exchange Commission on August 20, 2004 by Pioneer Global Asset Management S.p.A.

(17)	Includes options and warrants to purchase 1,182,715 shares of common stock.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
      At the annual meeting, eight directors are to be elected to serve until the 2006 annual meeting of stockholders and until their successors have been elected and qualified or until the earlier of their death, resignation or removal.
      The nominees of the Board of Directors are set forth below. With the exception of Jack Olshansky and Dr. Ralph S. Sando, each nominee is currently a Med-Design director. Jack Olshansky was first proposed to be a nominee for director by David Dowsett, our acting Chief Executive Officer, and Dr. Ralph S. Sando was first proposed to be a nominee for director by Joseph N. Bongiovanni, III, our Vice President and Secretary. The Board of Directors has determined that each of the nominees for director is independent within the meaning of the rules of The Nasdaq Stock Market, Inc. Each nominee has expressed his willingness to serve as a director if elected, and we know of no reason why any nominee would be unable to serve. If a nominee is unable to serve as a director, the proxies may be voted for one or more substitute nominees to be designated by the Board, or the Board may decide to reduce the number of directors.
      Set forth below is certain information with respect to each nominee for director.
      Vincent J. Papa, 55, has served as Chairman of the Board since August 2004 and has served as a director since 1998. Mr. Papa has been Senior Vice President and Secretary of Energy Merchants Corporation since 1999. From 1995 to 1999, Mr. Papa was a Managing Director and General Counsel for P.M.G. Capital Corp., a wholly-owned affiliate of the Pennsylvania Merchant Group.
      Ralph Balzano, 68, has served as a director of Med-Design since January 2001. Mr. Balzano has been an independent systems consultant for Balzano LLC since January 2001. He served as Chief Information Officer for the South Manhattan Network of New York Hospital Corporation from 1998 to 2000. Mr. Balzano was Chief Information Officer and Commissioner of the Department of Information Technology & Telecommunications of the City of New York from 1994 to 1998.
      Paul D. Castignani, 59, has served as a director of Med-Design since July 2002. Mr. Castignani has been the Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Pennsylvania Business Bank since July 2005. From October 2003 until June 2005, Mr. Castignani was an independent consultant. From 1987 to 2003, Mr. Castignani held various positions at Eagle National Bank, most recently as Senior Vice President and Chief Financial Officer.
      D. Walter Cohen, D.D.S., 78, has served as a director of Med-Design since July 2002. Dr. Cohen is a practicing dentist with Louis Rose D.D.S. & Associates, where he has practiced since September 2003. From 1993 to 2003, Dr. Cohen was a Professor of Periodontics at the Medical College of Pennsylvania. He is also a former professor and dean of the School of Dental Medicine at the University of Pennsylvania. Dr. Cohen has authored or co-authored numerous books and articles on various medical topics. He is a member of the Institute of Medicine of the National Academy of Sciences.
      Jack Olshansky, 76, has been an independent consultant to companies in the healthcare industry since July 2000. From 1983 to July 2000, Mr. Olshansky was a founding general partner of Montgomery Medical Ventures, L.P. Prior to that time, Mr. Olshansky served as President of McGaw Laboratories, a division of American Hospital Supply Corporation, and as Vice President of the Medical Division of Cutter Laboratories. Mr. Olshansky is also a director of Northfield Laboratories Inc.
      Ralph S. Sando, M.D., 58, is currently the Director of the Philadelphia Ophthalmology Associates of Philadelphia and Ardmore, Pennsylvania, and Accuvision Eye M.D. Caregroup P.C. Dr. Sando is an Associate Surgeon of the Wills Eye Hospital Glaucoma Service and an Attending Ophthalmologist at Bryn Mawr Hospital and Thomas Jefferson University Hospital. Dr. Sando is also an Assistant Professor of Ophthalmology at Thomas Jefferson University School of Medicine.
      Pasquale L. Vallone, 77, has served as a director of Med-Design since 1998. Mr. Vallone has been a consultant for U.S. Aviation Underwriters, Inc. since July 1997. Mr. Vallone served in the underwriting and technical areas at U.S. Aviation Underwriters for fifty years until his retirement as a Senior Vice President in June 1997.

      Gilbert M. White, 70, has served as a director of Med-Design since 1994 and served as an Executive Vice President of Med-Design from 1995 until January 1998. Mr. White is currently an independent insurance consultant. From 1984 until joining Med-Design in 1995, Mr. White was Senior Vice President of Rollins Hudig Hall, a multinational insurance firm, where he designed, marketed and serviced complex insurance programs for large national and international clients.
The Board of Directors unanimously recommends a vote FOR each nominee.
CORPORATE GOVERNANCE
Corporate Governance Guidelines and Other Corporate Governance Documents
      Our Corporate Governance Guidelines, which include guidelines for determining director independence and other matters relating to our corporate governance, are available on our website. In addition, our other corporate governance documents, including the Charter of the Audit Committee, the Charter of the Corporate Governance and Nominating Committee, the Charter of the Compensation Committee and our Code of Conduct, are also available on our website. Stockholders may access these documents on the Corporate Governance page of the Investor Relations section of our website at www.Med-Design.com.
Board Independence
      The Board of Directors has determined that each of Vincent J. Papa, Ralph Balzano, Paul D. Castignani, D. Walter Cohen, Pasquale L. Vallone and Gilbert M. White is an independent director within the meaning of the rules of The Nasdaq Stock Market, Inc. In addition, the Board has determined that each of the members of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee is also independent within the meaning of the rules of The Nasdaq Stock Market, Inc.
Executive Sessions of Independent Directors
      The independent directors meet regularly outside of the presence of directors who are not independent.
Board of Directors and Board Committees
      The Board of Directors held sixteen meetings during 2004. With the exception of Mr. Smith, each director has attended at least 75% of the aggregate of all board meetings and applicable committee meetings. Eight members attended the 2004 annual meeting of stockholders.
      We have an Audit Committee, Corporate Governance and Nominating Committee, Compensation Committee, Executive Committee and Investment Committee.

Audit Committee
      The Audit Committee is currently comprised of Messrs. Castignani (Chairman), Papa and Vallone. The Audit Committee has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and non-audit services (other than prohibited non-audit services) performed by the independent auditors. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in our filings with the Securities and Exchange Commission; oversees our compliance with legal and regulatory requirements; and meets separately with the independent auditors as often as deemed necessary or appropriate by the Committee. In this regard, the Audit Committee also reviews major issues regarding accounting principles and financial statement presentation, and periodically discusses with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures.
      The Board of Directors has determined that Mr. Castignani is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations, and, therefore, Mr. Castignani qualifies as a financially sophisticated audit committee member as required by The Nasdaq Stock Market, Inc.’s corporate governance rules.
      The Audit Committee met five times during 2004.

Corporate Governance and Nominating Committee
      The Corporate Governance and Nominating Committee is currently comprised of Dr. Cohen (Chairman) and Messrs. Smith, Vallone and White. The Committee recommends to the Board of Directors nominees for election as directors, the responsibilities of Board committees, and each committee’s membership; oversees the annual evaluation of the Board and Board committees; reviews the adequacy of Med-Design’s Corporate Governance Guidelines; and recommends other corporate governance-related matters for consideration by the Board.
      The Corporate Governance and Nominating Committee met two times during 2004.

Compensation Committee
      The Compensation Committee is currently comprised of Messrs. Balzano, Papa, Vallone and White (Chairman). The Committee is responsible for developing and recommending to the Board compensation plans and programs for executive officers and other employees and annually reviewing the adequacy of the plans and programs; establishing compensation arrangements and incentive goals for executive officers and administering our incentive and equity-based plans; reviewing the performance of executive officers, awarding incentive compensation and adjusting compensation arrangements as appropriate based on performance and other factors; and reviewing and monitoring management development and succession plans.
      The Compensation Committee met three times during 2004.

Executive Committee
      The Executive Committee is currently comprised of Messrs. Papa (Chairman), Balzano (Vice-Chairman) and Castignani. The Executive Committee engages in communications with management on corporate issues during periods between regularly scheduled meetings of the Board when convening a meeting of the entire Board is not practical.
      The Executive Committee met 11 times during 2004.

Investment Committee
      The Investment Committee is currently comprised of Messrs. Bongiovanni, Donegan and Vallone (Chairman). The Committee is responsible for advising the Board on matters involving the investment of Med-Design’s available cash and developing policies related to these investments.
      The Investment Committee met two times during 2004.
Consideration of Director Candidates
      The Corporate Governance and Nominating Committee considers candidates for Board membership. The Charter of the Corporate Governance and Nominating Committee requires that the Committee consider and recommend to the Board the appropriate size, function and needs of the Board, so that the Board as a whole collectively possesses a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of Med-Design’s business. The Committee determines what types of backgrounds, skills and attributes of Board members are needed to help strengthen and balance the Board, taking into account the qualities described above when recommending to the Board nominees for election as directors. The manner in which the Corporate Governance and Nominating Committee evaluates the potential directors will be the same for candidates recommended by stockholders as for candidates recommended by others. Stockholders can recommend candidates for nomination by writing to the Chairman of the Corporate Governance and Nominating Committee, c/o The Med-Design Corporation,

2810 Bunsen Avenue, Ventura, California 93003. In order to enable consideration of the candidate in connection with our 2006 annual meeting of stockholders, a stockholder must submit the following information by May 16, 2006: (1) The name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to service as a director; and (4) proof of the number of shares of Med-Design common stock that the recommending stockholder owns and the length of time the shares have been owned. In considering any candidate proposed by a stockholder, the Corporate Governance and Nominating Committee will reach a conclusion based on the criteria described above. The Corporate Governance and Nominating Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the committee.
Communications with the Board
      Stockholders and other interested persons may communicate with the Board of Directors by writing to the Board of Directors, c/o The Med-Design Corporation, 2810 Bunsen Avenue, Ventura, California 93003 or, if the communication is to be directed solely to the independent members of the Board, to Independent Directors, c/o The Med-Design Corporation, 2810 Bunsen Avenue, Ventura, California 93003. In addition, stockholders and other interested parties may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the Audit Committee, c/o The Med-Design Corporation, 2810 Bunsen Avenue, Ventura, California 93003. Communications to the Board of Directors or the independent directors regarding accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other concerns will be addressed as determined by the Board of Directors or, if applicable, the independent directors. You can report your concerns to the Board of Directors, the independent directors or the Audit Committee anonymously or confidentially.
Code of Conduct
      We have a Code of Conduct applicable to all of our officers, other employees and directors. Among other things, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports required to be filed by us; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Conduct provides for the prompt internal reporting of violations of the Code of Conduct to an appropriate person identified in the Code of Conduct and contains provisions regarding accountability for adherence to the Code of Conduct. To the extent permissible under applicable regulations and Nasdaq rules, we intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Code of Conduct by disclosing such matters in the Investor Relations section of our website.
Compensation of Directors
      Non-employee directors receive $1,000 per board of directors meeting attended and $1,000 for every three telephonic meetings attended. Non-employee directors annually receive options to purchase 9,000 shares of our common stock, with an exercise price equal to the closing market price on the date of grant, as compensation for services on our board of directors. Non-employee directors also receive $1,000 for each in-person committee meeting attended and $1,000 for every three telephonic committee meetings attended. The Chairman of the Audit Committee and the Chairman and Vice-Chairman of the Executive Committee annually receive additional options to purchase 25,000 shares of our common stock, with an exercise price equal to the closing market price on the date of grant. The Chairman of the Compensation Committee annually receives additional options to purchase 5,000 shares of our common stock, with an exercise price equal to the closing market price on the date of grant. On May 25, 2004, Vincent J. Papa received options to purchase 5,000 shares of our common stock, with an exercise price equal to the closing market price on the date of the grant, for his service as lead independent director, a position which was terminated when Mr. Papa became Chairman of the Board. No other directors receive cash or other compensation for services on our board of directors or any board committee. All directors are entitled to reimbursement for reasonable expenses incurred in the performance of their duties as board members.
Compensation Committee Interlocks and Insider Participation
      Gilbert M. White served on our Compensation Committee during 2004. Mr. White served as our Executive Vice President from June 1995 to January 1998.
EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth for the years ended December 31, 2004, 2003 and 2002, information regarding compensation we paid to our Chief Executive Officer and the other most highly paid executive officers whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 2004.
Summary Compensation Table

						Long-Term Compensation

						Awards
		Annual Compensation
						Restricted
				Other Annual		Stock	Securities
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation ($)		Awards ($)	Underlying Options

James M. Donegan	2004	354,000	—	753,738	(1)	—	—
Former Chairman,	2003	354,000	—	753,738	(1)	—	20,000
Chief Executive Officer	2002	354,000	50,000	753,738	(1)	—	200,000
and President
David R. Dowsett(2)	2004	218,400	—	—		—	—
Acting Chief Executive	2003	210,000	—	40,000	(3)	—	37,500
Officer	2002	115,272	—	40,000	(3)	—	300,000
Lawrence D. Ellis	2004	174,720	—	—		—	—
Vice President and	2003	168,000	—	—		—	—
Chief Financial Officer	2002	168,000	30,000	—		—	89,000
Joseph N. Bongiovanni, III	2004	166,400	—	—		—	—
Vice President and	2003	160,000	—	—		—	—
Secretary	2002	160,000	30,000	—		—	67,000

(1)	Represents 59,702 shares of common stock awarded in 2004, 2003 and 2002 to Mr. Donegan as compensation for past service. In 2000, our Compensation Committee, after consultation with outside professional compensation consultants, determined that Mr. Donegan had been under-compensated since our inception and authorized an award of approximately 59,701 shares of common stock per year for the following four years as compensation for past service, or an aggregate of 238,806 shares. Mr. Donegan resigned as our President and Chief Executive Officer on October 14, 2004.

(2)	Mr. Dowsett was initially employed by us as our Chief Operating Officer and Vice President on June 1, 2002. He became Acting Chief Executive Officer on October 14, 2004.

(3)	Represents relocation payments.
Stock Options
      No stock options were granted to executive officers during 2004. As described in more detail below under “Separation of Employment Agreement with James M. Donegan,” Mr. Donegan was granted an option to purchase 30,000 shares of our common stock immediately following his resignation as our President and Chief Executive Officer pursuant to a Separation of Employment Agreement and General Release.

Fiscal Year-End Values
      The following table summarizes the value of vested and unvested options at December 31, 2004 for the persons named in the Summary Compensation Table. Year-end values are based upon a price of $1.30 per share, which was the closing price of a share of our common stock on December 31, 2004 as reported on the Nasdaq National Market. No options were exercised by the named executive officers in 2004.
Fiscal Year-End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money
	Options at Fiscal Year-End		Options at Fiscal Year-End

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

James M. Donegan	525,800	525,800	$39,000	$—
David R. Dowsett	150,000	187,500	—	—
Lawrence D. Ellis	129,200	67,000	—	—
Joseph N. Bongiovanni, III	222,000	45,000	—	—
Employment Agreements
      On June 1, 2002, we entered into a four-year employment agreement with David Dowsett, our current Acting Chief Executive Officer, which agreement was effective as of May 15, 2002. The agreement provides for an annual base salary of $210,000, a stock option grant covering 300,000 shares and an automobile allowance of $800 per month. The stock option was issued in two tranches, as to 187,500 shares on May 15, 2002 at an exercise price of $11.70 per share and as to 112,500 shares on July 26, 2002 at an exercise price of $6.51 per share. Of the 187,500 shares underlying the May 15, 2002 grant, 50,000 shares vested on October 15, 2002, 25,000 shares vested on May 15, 2003, 37,500 shares vested on May 15, 2004, and 37,500 shares vested on May 15, 2005 and 37,500 shares will vest on May 15, 2006. All of the 112,500 shares underlying the July 26, 2002 grant will vest on July 26, 2009. The options expire July 26, 2012. Vesting may be accelerated as to one-third, two-thirds and all unvested underlying shares if our earnings per share reaches specified levels.
      On October 17, 2003, we extended our employment agreement with Mr. Dowsett to May 15, 2007. The extension does not affect his annual base salary but provided Mr. Dowsett with a stock option grant of 37,500 shares of common stock, which was made on October 17, 2003. The stock option has an exercise price of $4.14 per share, vested in full on October 17, 2004 and expires on October 17, 2013.
      On October 10, 2002, we entered into a three-year employment agreement with Lawrence D. Ellis, our Vice President and Chief Financial Officer. The agreement provides for an annual base salary of $168,000, the grant of a stock option to purchase 89,000 shares of common stock and an automobile allowance of $850 per month. The stock option has an exercise price of $3.25 per share and expires October 10, 2012. Of the shares underlying the option, 22,000 shares vested immediately and the remaining shares will vest October 10, 2007. Vesting may be accelerated as to one-third, two-thirds and all unvested underlying shares if the market price of our common stock reaches specified levels.
      On October 10, 2002 we entered into a three-year employment agreement with Joseph N. Bongiovanni, our Vice President and Corporate Secretary. The agreement provides for a base salary of $160,000, the grant of a stock option for 67,000 shares of common stock and an automobile allowance of $850 per month. The stock option has an exercise price of $3.25 per share and expires October 10, 2012. Of the shares underlying the option, 22,000 shares vested immediately and the remaining shares will vest October 10, 2007. Vesting may be accelerated as to one-third, two-thirds and all unvested underlying shares if the market price of our common stock reaches specified levels.
Separation of Employment Agreement with James M. Donegan
      James M. Donegan resigned as our President and Chief Executive Officer on October 14, 2004. In connection with his resignation, we entered into a Separation of Employment Agreement and General Release

with Mr. Donegan, effective as of October 14, 2004 (the “Agreement”). Under the Agreement, most of the provisions of Mr. Donegan’s employment agreement, including the compensatory provisions therein (which provided, among other things, for one-year’s severance to Mr. Donegan if he was terminated without cause), terminated. The employment agreement was to expire in October 2005.
      Pursuant to the Agreement, Mr. Donegan continued to serve as one of our directors and has made himself available, on a part-time basis, for consultation with us, reporting directly to our Board of Directors or its committees.
      Under the Agreement, we are paying Mr. Donegan aggregate severance of $497,275.16. Of that amount, $346,303.98 is being paid in bi-weekly installments from October 14, 2004 through November 15, 2005 (the “Initial Severance Period”), and the remaining $150,971.18 will be paid in bi-weekly installments from November 15, 2005 through November 14, 2006 (the “Second Severance Period”). Mr. Donegan agreed that, during the Initial Severance Period, he would make himself available for consultation at reasonable times via telephone up to five hours per month. During the Second Severance Period, Mr. Donegan will make himself available for consultation at reasonable times via telephone up to three hours per month. Mr. Donegan may, but is not required to, provide additional consultation at no additional cost to us, other than the reimbursement of his expenses in connection therewith.
      In addition, we are providing medical, life and disability coverage to Mr. Donegan during the Initial Severance Period on the same terms as are available to other senior executives under our medical, life and disability plans. In the event such coverage is no longer available, we will pay any premiums that may be required to continue Mr. Donegan’s coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) through the end of the Initial Severance Period. The estimated cost of this benefit is $13,200.
      In addition, options held by Mr. Donegan to purchase 120,000 shares of our common stock at an exercise price of $3.25 per share became fully vested on the effective date of the Agreement. Prior to the Agreement, such options would have vested in 2007 or 2008, subject to earlier vesting if the price of our common stock reached specified levels. We also granted to Mr. Donegan fully vested options to purchase an additional 30,000 shares of our common stock at an exercise price of $0.92 per share, which was the last reported sale price per share on the Nasdaq National Market on October 14, 2004. The options expire in October 2014. In the event of a merger in connection with which options of our executive officers and/or other directors are repriced, we will reprice all options held by Mr. Donegan.
      We also agreed that, as required by law, Mr. Donegan will receive a pro rata contribution to his account in our 401(k) plan for the period in which he was employed during 2004. In addition, Mr. Donegan received all benefits accrued or earned as of the date of the Agreement, including accrued and unused vacation time.
      We also paid $2,500 per month to cover Mr. Donegan’s rent at his corporate residence in California until April 30, 2005, the date of termination of the lease for such residence.
      As consideration for the benefits described above, Mr. Donegan provided a general release from any claims against us and any individual or organization related to us. Mr. Donegan also agreed to certain nondisclosure, nonsolicitation and noncompetition covenants.

REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee follows four basic principles in setting the compensation for Med-Design’s executive officers:

•	annual compensation should, to a meaningful extent, reflect Med-Design’s financial performance;

•	annual compensation should be competitive with that offered by other like-size companies in the industry;

•	executives should be compensated based on each executive’s level of responsibility and contribution to Med-Design’s goals; and

•	incentives should be provided that will tie long-term rewards for the executive officers to increases in stockholder value.
      In applying these principles, the Compensation Committee periodically reviews its approach to executive compensation with outside consultants and makes changes as competitive conditions and other circumstances warrant.
      During 2004, the base salaries of each of Med-Design’s executive officers, including James M. Donegan, its former Chief Executive Officer, and David R. Dowsett, its Acting Chief Executive Officer, were governed by the terms of employment agreements between each of the executives and Med-Design that were initially executed in 2002; the term of Mr. Dowsett’s Agreement was extended in 2003. The executive officers other than Mr. Donegan received cost of living salary increases in 2004.
      In connection with entering into the employment agreements with each of the executive officers, Med-Design granted each executive officer a stock option grant in lieu of cash or stock bonuses throughout the term of the employment agreements. Under the terms of the employment agreements, any additional bonuses are to be made only in the event of extraordinary efforts or success. Any grant of additional bonus to Mr. Dowsett, as Acting Chief Executive Officer, is also subject to this criteria. The Committee did not believe that the criteria for additional bonuses was met by any executive officer in 2004; therefore no cash bonuses were paid and no stock options were granted.
      As described in more detail under “Separation of Employment Agreement with James M. Donegan” the Company entered into an agreement with Mr. Donegan on October 14, 2004 which, among other things, provided consideration to Mr. Donegan in connection with his termination of employment. In considering the amount of consideration to be paid to Mr. Donegan, the Committee considered that, under the terms of his employment agreement with the Company, Mr. Donegan would have been entitled to severance equal to one-year’s salary if he were terminated without cause. The Committee also considered, among other things, Mr. Donegan’s long service to Med-Design.

Gilbert M. White, Chairman
Vincent J. Papa
Pasquale L. Vallone
August 17, 2005

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit Committee selects Med-Design’s independent registered public accounting firm.
      Management is responsible for Med-Design’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Med-Design’s consolidated financial statements in accordance with generally accepted auditing standards and an audit of management’s annual report on internal control over financial reporting, and issuing a report on those consolidated financial statements and on management’s report. The Audit Committee’s responsibility is to monitor and oversee these processes.
      In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that Med-Design’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements, management’s assessment of the effectiveness of Med-Design’s internal control over financial reporting and the independent registered public accounting firm evaluation of Med-Design’s internal control over financial reporting with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee).
      Med-Design’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
      Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Med-Design’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

Paul D. Castignani, Chairman
Vincent J. Papa
Pasquale L. Vallone
August 17, 2005
PROPOSAL NO. 2 — BOARD AUTHORIZATION TO EFFECT REVERSE STOCK SPLIT
      The Board of Directors is proposing that our stockholders approve a proposal to authorize the Board to amend our Restated Certificate of Incorporation to effect a reverse split of all outstanding shares of our common stock, at an exchange ratio of 1-for-3. If the proposal is approved, the Board would have the sole discretion to elect, as it determines to be in the best interests of the company and our stockholders, to effect the reverse split at any time before our 2006 annual stockholders meeting. The Board will also have sole discretion not to approve the reverse stock split, and approval of the proposal will constitute express authorization to the Board not to proceed with the reverse stock split if it should so decide. The Board of Directors believes that approval of a proposal providing this authority to the Board, rather than mere approval of an immediate reverse stock split, would give the Board the flexibility to react to market conditions and act in the best interests of Med-Design and our stockholders.
      If the Board determines to effect the reverse stock split, we would file an amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State. The form of amendment to our Restated Certificate of Incorporation to effect the proposed reverse stock split is attached to this proxy statement as Annex A; the text of the form may be altered for any changes required by the Delaware Secretary of State and changes deemed necessary or advisable by the Board. Our Board of Directors has approved and declared advisable the proposed amendment. If the Board elects to implement a reverse stock split, then the number of issued and outstanding shares of our common stock would be reduced by 66?% in accordance with the 1-for-3 exchange ratio. The par value of our common stock would remain unchanged at $.01 per share. The reverse stock split would become effective upon filing the amendment to our Restated Certificate of Incorporation with the Delaware Secretary of State.
Purpose of Proposed Reverse Stock Split
      The purpose of the reverse stock split is to attempt to increase the per share trading value of our common stock. Our Board intends to effect the proposed reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our common stock, and only if the implementation of a reverse stock split is determined by the Board to be in the best interests of Med-Design and our stockholders. If the trading price of our common stock increases without a reverse stock split, the Board may exercise its discretion not to implement a reverse split.
      Our common stock currently trades on the Nasdaq National Market under the symbol “MEDC.” The Nasdaq National Market has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria requires that our common stock have a bid price that is greater than or equal to $1.00 per share. On the date of this proxy statement, we do not meet the minimum bid price requirement. We believe that approval of this proposal would provide the Board with the ability to enable us to meet this continued listing standard.
      You should keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in Med-Design. You should also consider that, in many cases, the market price of a company’s shares declines after a reverse stock split.
      The Board’s determination regarding whether to effect a reverse stock split will be based upon factors that include, but are not limited to, The Nasdaq Stock Market’s listing requirements and prevailing market conditions and the market price of our common stock. If our Board ultimately determines to effect a reverse split, no further action on the part of our stockholders would be required. Notwithstanding approval of the reverse split proposal by the stockholders, the Board may, in its sole discretion, determine to delay the effectiveness of the reverse split up until the 2006 annual meeting of our stockholders, or determine not to effect the reverse split at all.
Potential Effects of the Proposed Reverse Stock Split
      The immediate effect of a reverse stock split would be to reduce the number of shares of our common stock outstanding and to increase the trading price of our common stock. However, we cannot predict the effect of any reverse stock split upon the market price of our common stock over an extended period, and in many cases, the market value of a company’s common stock following a reverse split declines. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our common stock, that the bid price would remain above the thresholds required by The Nasdaq National Market or that we will be able to continue to meet the other continued listing requirements of The Nasdaq National Market. The trading price of our common stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.
      As a result of the proposed 1-for-3 reverse stock split, shares of our common stock outstanding will be reduced by two-thirds. Based on the 16,749,486 shares outstanding as of the record date for our annual meeting, the total number of shares of common stock outstanding after the reverse stock split, without accounting for fractional shares which will be cancelled and paid for in cash, will be 5,583,162.
      The resulting decrease in the number of shares of our common stock outstanding could potentially adversely affect the liquidity of our common stock on The Nasdaq Stock Market, especially in the case of larger block trades.

      Effects on Ownership by Individual Stockholders. If we implement a reverse stock split, the number of shares of our common stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse split by one-third, and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse split, as described in further detail below. The reverse stock split would not affect any stockholder’s percentage ownership interest in Med-Design or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.
      Effect on Options and Warrants. In addition, we would adjust all outstanding shares of any options or warrants entitling the holders to purchase shares of our common stock as a result of the reverse stock split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for each instrument, and would increase the exercise price in accordance with the terms of each instrument and based on the 1-for-3 exchange ratio of the reverse stock split (i.e., the number of shares issuable under such securities would decrease by 2/3, and the exercise price per share would be multiplied by three). Also, we would reduce the number of shares reserved for issuance under our existing stock option plans proportionately based on the exchange ratio of the reverse stock split. A reverse stock split would not otherwise affect any of the rights currently accruing to holders of our common stock, options or warrants exercisable for our common stock.
      Other Effects on Outstanding Shares. If we implement a reverse stock split, the rights pertaining to the outstanding shares of our common stock would be unchanged after the reverse stock split. Each share of our common stock issued following the reverse stock split would be fully paid and nonassessable.
      The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.
      Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934. As a result, we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split would not affect the registration of our common stock under the Securities Exchange Act.
Authorized Shares of Common Stock
      The reverse stock split would affect all issued and outstanding shares of Med-Design common stock and outstanding rights to acquire Med-Design common stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of Med-Design common stock that are not issued or outstanding would increase due to the reduction in the number of shares of Med-Design common stock issued and outstanding as a result of the reverse stock split. As of July 26, 2005, we had 30,000,000 shares of authorized common stock and approximately 16,749,486 shares of common stock issued and outstanding. We will continue to have 4,700,000 authorized shares of preferred stock, all of which are unissued at this time. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of Med-Design common stock will be diluted.
Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates
      If stockholders approve the proposal and the Board decides to implement the reverse stock split, we will file with the Delaware Secretary of State a certificate of amendment to our Restated Certificate of Incorporation. The reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the certificate of amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.
      Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.
      Following any reverse stock split, stockholders holding physical certificates must exchange those certificates for new certificates and a cash payment in lieu of any fractional shares.
      Our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.
Fractional Shares
      We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split would be rounded down to the nearest whole share. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our common stock on the trading day immediately preceding the effective date of the reverse stock split.
No Appraisal Rights
      No appraisal rights are available under the Delaware General Corporation Law or under our Restated Certificate of Incorporation or bylaws with respect to the reverse stock split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.
Accounting Consequences
      The par value of our common stock would remain unchanged at $.01 per share after the reverse stock split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
      The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.
      We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock split to holders may vary depending upon a holder’s particular facts and circumstances. We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock split.

      Except as described below with respect to cash received in lieu of fractional shares, the receipt of common stock in the reverse stock split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the common stock received by a holder as a result of the reverse stock split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing common stock exchanged for such stock. A holder’s holding period for the common stock received in the reverse stock split will include the holding period of the common stock exchanged therefor.
      A holder who receives cash in lieu of a fractional share of common stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder generally will recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.
      The Board of Directors unanimously recommends a vote FOR approval of the proposal to authorize our Board of Directors, in its discretion, to amend our Restated Certificate of Incorporation and to effect a reverse stock split.
PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Committee of the Board of Directors has selected BDO Seidman LLP (“BDO”) as independent registered public accounting firm to audit the financial statements of Med-Design for the fiscal year ending December 31, 2005. BDO was our independent registered public accounting firm for the fiscal year ended December 31, 2004. In accordance with our past practice, this selection will be presented to the stockholders for ratification at the annual meeting. If the stockholders do not ratify the appointment of BDO, the selection of the independent registered public accounting firm may be reconsidered by the Audit Committee. A representative of BDO is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she desires to do so and to answer appropriate questions.
      The Board of Directors unanimously recommends a vote FOR ratification of the appointment of BDO Seidman LLP as Med-Design’s independent registered public accounting firm for the fiscal year ended December 31, 2005.
AUDIT AND RELATED FEES
      The following table shows the fees we incurred for audit services provided by BDO Seidman LLP in connection with their audit of our 2004 consolidated financial statements and for non-audit services performed in 2004 by BDO Seidman LLP. In addition, the table shows the fees that we incurred in 2003 for audit services provided by PricewaterhouseCoopers LLP in connection with their audit of our 2003 consolidated financial statements and for non-audit services performed in 2003 by PricewaterhouseCoopers LLP.

	2004	2003

Audit Fees(1):	$253,081	$181,569
Audit Related Fees(2):	51,878	4,832
Tax Fees(3):	25,000	25,000

Total:	$329,959	$211,401

(1)	Audit fees represent fees for services rendered for the audit of our financial statements and review of our quarterly financial statements.

(2)	Audit-related fees represent fees for other assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. In 2004, such services related to our purchase of the assets of the Safety Huber Needle business of Luther Needlesafe Products, Inc. In 2003, such services related to Sarbanes Oxley advisory services provided by PricewaterhouseCoopers LLP

(3)	For fiscal 2004 and 2003, tax fees related to the preparation of federal, state and local returns and tax compliance.

PERFORMANCE GRAPH
      The graph below compares the cumulative total stockholder return of Med-Design’s common stock with the cumulative total return of (i) the Nasdaq Stock Market — US Index (the “Nasdaq US Index”) and (ii) the Nasdaq Stock Market — Medical Devices, Instruments and Supplies Index (the “Nasdaq Medical Device Index”) for the period from December 31, 1999 to December 31, 2004. The chart assumes $100 was invested on December 31, 1999 in each of Med-Design common stock, the Nasdaq US Index and the Nasdaq Medical Device Index and reflects reinvestment of dividends. Med-Design did not pay dividends during the period indicated.

	1999	2000	2001	2002	2003	2004

Med-Design Common Stock	$100.00	$108.55	$134.70	$54.70	$30.77	$8.89

Nasdaq US Index	$100.00	$63.31	$48.87	$34.20	$51.98	$56.68

Nasdaq Medical Device Index	$100.00	$110.32	$134.26	$108.57	$159.71	$185.72

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file reports of ownership of our securities and changes in ownership with the Securities and Exchange Commission. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations of these persons that no other reports were required, during the year ended December 31, 2004, all of our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Joseph N. Bongiovanni, III, the senior partner of the law firm of Bongiovanni & Berger, is a director, Vice President and Corporate Counsel of Med-Design. During the fiscal years ended December 31, 2004 and 2003, Bongiovanni & Berger received $18,335 and $22,717, respectively, for legal services billed to Med-Design and for use of office space and other office related expenses.
STOCKHOLDER PROPOSALS
      Any stockholder proposal to be presented at the annual meeting of the Stockholders to be held in 2006 must be received by us on or before May 16, 2006 in order to be included in the proxy statement relating to the meeting. If a stockholder notifies us after August 2, 2006 of an intent to present a proposal at the 2006 Annual Meeting of the Stockholders, the persons named in the enclosed proxy will have the authority to exercise their discretionary voting authority with respect to such proposal, if presented at the meeting, without the inclusion of information regarding such proposal in the proxy statement.

By Order of the Board of Directors

Joseph N. Bongiovanni, III, Secretary
Dated: August 17, 2005

ANNEX A
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
THE MED-DESIGN CORPORATION
      The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on June 2, 2005, is hereby amended by deleting Section 4 thereof in its entirety and substituting the following in lieu thereof:

“4. The total number of shares of stock which the Corporation shall have authority to issue shall be Thirty Four Million Seven Hundred Thousand (34,700,000) to be divided into two classes designated “Common Stock” and “Preferred Stock.” The Corporation shall be authorized to issue (a) Thirty Million (30,000,000) shares of Common Stock, par value $0.01 per share and (b) Four Million Seven Hundred Thousand (4,700,000) shares of Preferred Stock, par value $0.01 per share.
      The Board of Directors is hereby empowered to cause the Preferred Stock to be issued from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such class or series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price, the liquidation preferences of such class or series or other special rights as designated by the Board of Directors in the resolution providing for the issuance of such class or series and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any class or series, to increase or decrease (but not below the number of shares of such class or series then outstanding), the number of shares of any such class or series subsequent to the issue of shares of that class or series. Shares of Preferred Stock of any one class or series shall be identical in all respects.
      Upon this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), every three (3) shares of the Corporation’s common stock, par value $0.01 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $0.01 per share, of the Corporation (the “New Common Stock”).
      Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to [NAME OF TRANSFER AGENT], the transfer agent, as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the Nasdaq National Market at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.
      Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.”

A-1

THE MED-DESIGN CORPORATION
Annual Meeting of Stockholders – September 16, 2005

PROXY CARD	PROXY CARD

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on September 16, 2005.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS CARD.

PROXY

The undersigned hereby appoints David R. Dowsett and Joseph N. Bongiovanni, III and each of them, proxies, with full power of substitution to appear on behalf of the undersigned and to vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at The Union League, Broad and Sansom Streets in Philadelphia, Pennsylvania, on Friday, September 16, 2005 at 1:00 P.M. local time, and at any adjournment thereof, upon all subjects that may properly come before the Annual Meeting, subject to any directions indicated on the reverse side of this card, hereby revoking any and all proxies heretofore given.

If no directions are given, the proxies will vote “FOR” the election of the nominees as Director, “FOR” the authorization of the Board to amend the Restated Certificate of Incorporation to effect a 1-for-3 reverse stock split and “FOR” the ratification of the appointment of BDO Seidman LLP as the Company’s independent registered public accounting firm. This proxy also delegates discretionary authority to vote with respect to any other matter that may properly come before the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:

	FOR ALL	WITHHELD
	nominees	FROM ALL
nominees

1. Election of the Nominees as Directors for Terms Continuing through the 2006 Annual Meeting.	☐	☐	Nominees: Vincent J. Papa Ralph Balzano Paul D. Castignani D. Walter Cohen Jack Olshansky Ralph S. Sando Pasquale L. Vallone Gilbert M. White

☐ FOR ALL EXCEPT the nominees indicated on the lines immediately below

	FOR	AGAINST	ABSTAIN

2. To authorize the Board of Directors, in its discretion, to amend the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding common stock at an exchange ratio of 1-for-3.
	☐	☐	☐

3. To ratify the Board of Directors’ appointment of BDO Seidman LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2005.	☐	☐	☐

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF THE MED-DESIGN CORPORATION.

Signature	Signature if held jointly	Date:	, 2005

Please sign exactly as name appears hereon and return this Proxy Card so that your shares can be represented at the Annual Meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you vote by ballot, such vote will supersede this proxy.

PLEASE RETURN THIS CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES CAN BE REPRESENTED AT THE MEETING.